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                                                                    EXHIBIT 99.2


             PRICELINE.COM SAYS TRAVEL BOOKINGS DOWN BUT RECOVERING
                     AFTER SEPTEMBER 11TH TERRORIST ATTACKS

         NORWALK, Conn., Sept. 18, 2001 . . . Priceline.com (Nasdaq: PCLN) said today that the terrorist attacks on the World Trade Center and the Pentagon have resulted in a significant decrease in the Company's forward travel bookings, driven primarily by reduced customer demand, interruptions in availability associated with anticipated schedule changes and an increase in refunds of previously booked reservations. Priceline.com said that, on September 17th and 18th, average daily new booked offers for all travel products ran at approximately 40 percent and 35 percent respectively below the levels that were booked on Monday, September l0th. Priceline.com also said that the recovery has been led by its hotel service, followed by its rental car service and then its airline service.

Priceline.com said that revenues for the first two months of the 3rd quarter 2001 were approximately $245 million. "Our actual top-line results for the first two-thirds of the quarter clearly demonstrate that we were on our way to meeting our financial targets," said priceline.com Chairman and CEO Richard S. Braddock.

Added Mr. Braddock, "While we experienced a significant decline in our business immediately following the terrorist attacks on September 11th, demand and sales have begun to recover gradually. Predictions as to the extent and the timing of a full recovery are still premature, but we expect our business to recover at roughly the pace of the overall travel industry. We believe priceline.com is ready and able to weather a travel slowdown. At the end of the 2nd quarter 2001, our cash balance was $165.7 million with no debt, and our turnaround activities over the past few quarters made us both profitable and cash flow-positive last quarter. All of our purchases are made after we receive a guaranteed customer purchase offer, which means we have no stockpiles of unsold inventory. Our two largest operating expenses are items which are variable based on revenue and advertising, which is adjustable. Our travel product lines are diverse, offering airline tickets, hotel rooms and rental cars, which we believe gives us the ability to accommodate customers' travel needs even if their transportation mode changes. And, while they are a minor part of our business, we also offer non-travel products, including Name Your Own Price -SM- services for mortgages, refinancing and home equity loans; long distance telephone service, and new cars."

The Company and its airline suppliers have been working together to accommodate customers whose flights have been cancelled or interrupted. Priceline.com also significantly increased its telephone and e-mail support operations to assist customers.

"Based on actual and expected results for the month of September, which include the significant effects of refunds and cancellations of reservations made prior to September 11th, priceline.com


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now anticipates 3rd quarter 2001 revenues to be between $280 million and $300 million," said Robert Mylod, priceline.com's chief financial officer.

ABOUT PRICELINE.COM

Priceline.com is the Name Your Own Price-SM- Internet service that offers products for sale in four categories: a travel service that offers leisure airline tickets, hotel rooms and rental cars; a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee; an automotive service that offers new cars; and a telecommunications service that offers long distance calling services. Priceline.com licenses its business model to independent licensees, including pricelinemortgage and certain international licensees. In these arrangements, priceline.com generally receives royalties for licensing its intellectual property. Priceline.com also holds securities carrying the right to purchase a significant equity stake in the licensees under certain conditions. Unless those rights are exercised, the results of licensee operations will not be included in priceline.com's financial statements.

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For press information, contact: Brian Ek 203-299-8167 (brian.ek@priceline.com)


INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, "may," "will," "should," "could," "expects," "does not currently expect," "plans," "anticipates," "believes," "estimates," "predicts," "potential." "targets," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company's actual results to differ materially from those described in the forward-looking statements: adverse changes in general market conditions for leisure and other travel products as the result of recent terrorist events, hostilities or other similar or related events; adverse changes in the Company's relationships with airlines and other product and service providers; systems-related failures and/or security breaches; the effects of increased competition; the Company's ability to protect its intellectual property rights; losses by the Company and its licensees; any adverse impact from negative publicity as a result of recent events and negative customer reaction to such publicity; legal and regulatory risks and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements, please refer to the Company's most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.